Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GALECTO, INC.

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

Galecto, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

1.    The name of this corporation is Galecto, Inc. The corporation was incorporated pursuant to the DGCL on October 16, 2019.

2.    The Board of Directors duly adopted resolutions proposing to amend the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor, which resolutions setting forth the proposed amendment are substantially as follows:

The first paragraph of Article FOURTH of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended and restated as follows:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 21,498,461 of Common Stock, $0.00001 par value per share (the “Common Stock”) and (ii) 7,177,242 shares of Preferred Stock, $0.00001 par value per share (the “Preferred Stock”), of which (a) 100,740 shares are hereby designated as Series B-1 Preferred Stock, $0.00001 par value per share (the “Series B-1 Preferred Stock”); (b) 63,332 shares are hereby designated as Series B-2 Preferred Stock, $0.00001 par value per share (the “Series B-2 Preferred Stock”); (c) 253,332 shares are hereby designated as Series B-3 Preferred Stock, $0.00001 par value per share (the “Series B-3 Preferred Stock”); (d) 266,664 shares are hereby designated as Series B-4 Preferred Stock, $0.00001 par value per share (the “Series B-4 Preferred Stock”, and collectively with the Series B-1 Preferred Stock, Series B-2 Preferred Stock and Series B-3 Preferred Stock, the “Series B Preferred Stock”); (e) 688,408 shares are hereby designated as Series C-1 Preferred Stock, $0.00001 par value per share (the “Series C-1 Preferred Stock”); (f) 1,284,795 shares are hereby designated as Series C-2 Preferred Stock, $0.00001 par value per share (the “Series C-2 Preferred Stock”); (g) 610,098 shares are hereby designated as Series C- 3 Preferred Stock, $0.00001 par value per share (the “Series C-3 Preferred Stock”); (h) 1,199,143 shares are hereby designated as Series C-4 Preferred Stock, $0.00001 par value per share (the “Series C-4 Preferred Stock”); (i) 342,612 shares are hereby designated as Series C-5 Preferred Stock, $0.00001 par value per share (the “Series C-5 Preferred Stock”, and collectively with the Series C-1 Preferred Stock, Series C-2 Preferred Stock, Series C-3 Preferred Stock and Series C- 4 Preferred Stock, the “Series C Preferred Stock”); and (j) 2,368,118 shares are hereby designated as Series D

Preferred Stock, $0.00001 par value per share (the “Series D Preferred Stock”). Effective upon the filing of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), every one share of Common Stock then issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be split into 2.59970 shares of Common Stock without increasing or decreasing the par value of each share of Common Stock (the “Forward Stock Split”). The Forward Stock Split will be effected on a certificate-by-certificate basis, and any fractional shares resulting from such combination shall be rounded down to the nearest whole share on a certificate-by-certificate basis. No fractional shares shall be issued in connection with the Forward Stock Split. In lieu of any fractional shares to which a holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Corporation’s Board of Directors. The Forward Stock Split shall occur automatically without any further action by the holders of the shares of Common Stock and Preferred Stock affected thereby. All rights, preferences and privileges of the Common Stock and the Preferred Stock shall be appropriately adjusted to reflect the Forward Stock Split in accordance with this Amended and Restated Certificate of Incorporation.”

3.    The foregoing amendment was approved by the holders of the requisite number of shares of the Corporation in accordance with Section 228 of the DGCL.

4.    This Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Section 242 of the DGCL.

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IN WITNESS WHEREOF, this Amendment, having been duly adopted in accordance with Section 242 of the DGCL, has been duly executed by a duly authorized officer of the corporation on this 20th day of October, 2020.

By:	/s/ Hans Schambye
Name:	Hans Schambye
Title:	Chief Executive Officer